CONSENT OF INDEPENDENT
                      CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Wells-Gardner Electronics Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (#2-72090, #2-09137, #33-63920, #33-61535, and #33-02981) of
Wells-Gardner Electronics Corporation of our reports dated January 31, 1997, relating to the balance sheet of Wells-Gardner Electronics Corporation as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports are included in or incorporated by reference in the December 31, 1996 annual report on Form 10-K of Wells-Gardner Electronics Corporation.


                                     KPMG Peat Marwick LLP


Chicago, Illinois
March 21, 1997
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